Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

TransEnterix, Inc.

Morrisville, North Carolina

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-193235 and No.

333-199998), and on Form S-8 (No. 333-191011, No. 333-190184, No. 333-161291, No. 333-193234 and No. 333-197908) of TransEnterix, Inc. (known prior to December 2013 as SafeStitch Medical, Inc.) of our reports dated February 20, 2015, relating to the consolidated financial statements, and the effectiveness of TransEnterix, Inc.’s internal control over financial reporting, which appear in this Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/BDO USA, LLP

BDO USA, LLP

Raleigh, North Carolina

February 20, 2015